UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTEGRATED SILICON SOLUTION, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

As of June 3, 2015, (A) 32,138,211 shares of common stock, (B) 3,152,258 shares of common stock issuable upon the exercise of stock options with an exercise price of less than $20.00 per share and (C) 379,154 shares of common stock underlying restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 32,138,211 shares of common stock multiplied by $20.00 per share; (B) options to purchase 3,152,258 shares of common stock with an exercise price less than $20.00 per share multiplied by $11.60 (the difference between $20.00 per share and the weighted average exercise price of $8.40 per share); and (C) 379,154 shares of common stock underlying restricted stock units multiplied by $20.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001162.

	(4)	Proposed maximum aggregate value of transaction: $686,916,014.61
	(5)	Total fee paid: $79,819.64*

*	Includes $76,352 previously paid

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $76,352
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing Party: Integrated Silicon Solution, Inc.
	(4)	Date Filed: April 6, 2015

SUPPLEMENT TO PROXY STATEMENT

The purpose of this supplement to the proxy statement is to advise you that the parties to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 12, 2015, by and between Uphill Investment Co., a People’s Republic of China limited liability company (“Parent”), and Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI” or the “Company”), as joined by Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have executed Amendments dated as of April 28, 2015 (“Amendment No. 1”) and May 29, 2015 (“Amendment No. 2”, and together with Amendment No. 1, the “Amendments”) to the Merger Agreement that provide, among other things:

(i)	the per share merger consideration shall be increased from $19.25 per share of ISSI common stock to $20.00 per share of ISSI’s common stock;

(ii)	the Company Stockholder Meeting shall be scheduled to occur on June 12, 2015;

(iii)	the parties have agreed to a plan for the pre-closing portions of the Taiwan Plan (as defined in the Merger Agreement);

(iv)	the parties have agreed to abide by certain additional covenants concerning cooperation in implementing the Taiwan Plan, including the pre-closing portions of the Taiwan Plan;

(v)	in the event the Merger Agreement is terminated in certain circumstances, Parent will reimburse ISSI for certain costs and expenses incurred by ISSI, subject to certain limitations, in connection with the implementation of the pre-closing portions of the Taiwan Plan;

(vi)	the Taiwan Reverse Termination Fee (as defined in the Merger Agreement) is deleted from the Merger Agreement and deemed null and void, and any circumstances under which the Taiwan Reverse Termination Fee would have been payable by Parent shall instead require payment of the larger reverse termination fee of $19,168,150; and

(vii)	the Company Escrow Amount (as defined in the Merger Agreement) shall be released to ISSI within five (5) Business Days of the receipt of the Requisite Stockholder Approval (as defined in the Merger Agreement).

The following information supersedes and supplements any information in the proxy statement filed by ISSI with the Securities and Exchange Commission (the “SEC”) on April 27, 2015 (which is referred to herein as the “proxy statement”) relevant to the applicable topic. Any page references listed below are references to pages in the proxy statement, not this proxy statement supplement.

The Amendments, attached as Annexes S-A-1 and S-A-2 hereto and the opinion of Oppenheimer & Co. Inc. (“Oppenheimer”) dated as of May 28, 2015, attached as Annex S-B hereto, are each incorporated as annexes to the proxy statement.

Special Meeting

As a result of the execution of Amendment No. 2, the special meeting of stockholders to consider approval of the Merger Agreement and related matters will be held on June 12, 2015 at 2:00 p.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304. Accordingly, all references to the Special Meeting set forth in the proxy statement as set to occur on June 3, 2015 shall be modified to refer to the Special Meeting which will occur on June 12, 2015.

ISSI stockholders of record as of the close of business on April 20, 2015 are entitled to vote at the special meeting on June 12, 2015.

Per Share Merger Consideration

As a result of the execution of Amendment No. 2, the per share merger consideration payable to holders of ISSI common stock (the “Per Share Merger Consideration”) will be equal to $20.00, an increase from the $19.25 set forth in the Merger Agreement and as described in the proxy statement. All references to the merger consideration payable to holders of ISSI common stock in the proxy statement as being equal to $19.25 should now be interpreted to be references to $20.00.

Treatment of ISSI Equity Awards

In connection with the increase of the Per Share Merger Consideration as described in the foregoing paragraph, the treatment of Company Options, Company SARs and Company RSUs, as described beginning on pages 2, 17, 51 and 67 of the proxy statement are correspondingly amended so that all references therein to “$19.25” shall now be treated as references to “$20.00”.

Background of the Merger

The section titled “Background of the Merger” beginning on page 32 of the proxy statement describes the background of the transaction up to and including March 12, 2015. The discussion below supplements that description up to and including the date of this supplement.

On May 13, 2015, ISSI received an unsolicited non-binding proposal from Cypress Semiconductor Corporation (“Cypress”) to acquire all of ISSI’s outstanding shares for $19.75 per share in cash. Cypress made a public announcement of its offer that same day.

On May 14, 2015, the ISSI Board held a telephonic meeting with representatives of Oppenheimer and WSGR to consider the Cypress offer. At this meeting, the ISSI Board of Directors determined in good faith, after consultation with Oppenheimer and WSGR, that the Cypress offer was reasonably expected to lead to a Superior Proposal (as defined in the Merger Agreement), and that the failure to participate or engage in discussions or negotiations with Cypress and/or furnish information to Cypress would reasonably be expected to be inconsistent with its fiduciary duties to ISSI stockholders under Delaware Law. As required by the Merger Agreement, ISSI notified Parent of the determination of the ISSI Board.

On May 15, 2015, ISSI made a public announcement of the determination of its Board and that it expected to participate or engage in discussions or negotiations with Cypress regarding the offer and/or furnish information to Cypress in compliance with the applicable terms of the Merger Agreement. On behalf of ISSI, WSGR sent a draft confidentiality agreement to Cypress on the evening of May 15. Following negotiations between the parties, the confidentiality agreement was signed on May 19.

On May 19, 2015, representatives of WSGR and Oppenheimer held a telephonic meeting with representatives of Greenhill & Co. (“Greenhill”), Cypress’ financial advisors, and Troutman Sanders LLP (“Troutman”), Cypress’ outside legal counsel, to coordinate due diligence.

On May 20, 2015, representatives of ISSI (consisting of Mr. Lee, Mr. Howarth and Mr. Han) Oppenheimer and WSGR (who joined telephonically) met in person with representatives of Cypress (consisting of T.J. Rogers (President and Chief Executive Officer), Thad Trent (Executive Vice President, Finance and Administration and Chief Financial Officer), Dana Nazarian (Executive Vice President, Memory Products Division), Danny Sabour (Vice President, Strategic Marketing) , Pamela Tondreau (General Counsel) and J. Augusto de Oliveira (Executive Vice President, Chief Technical Officer)) and Greenhill for due diligence purposes. The parties also discussed the timing of a proposed transaction, how Cypress planned to finance the transaction and regulatory issues including potential antitrust filings in the U.S. and other jurisdictions. ISSI also provided Cypress and its representatives with access to an electronic data room.

On May 21, 2015, representatives of ISSI, including Mr. Cobb, and Oppenheimer held a telephonic meeting with representatives of Cypress, including Mr. Trent, and Greenhill so that Cypress could conduct further due diligence and the parties discussed various finance-related due diligence topics.

On May 21, 2015, the ISSI Board held a telephonic meeting with representatives of Oppenheimer and WSGR to discuss the status of the Cypress offer. At this meeting, the ISSI Board considered the terms of a draft merger agreement prepared by WSGR. Following such discussion, the Board authorized WSGR to deliver the draft merger agreement to counsel to Cypress. Later that evening, WSGR sent a draft merger agreement to counsel to Cypress.

On May 22, 2015, representatives of ISSI (Mr. Lee, Mr. Howarth, Mr. Kalakuntla and Mr. Han) and Oppenheimer met again in person with representatives of Cypress (Mr. Trent, Mr. Nazarian, Mr. Sabour, Mr. Pohland, Mr. Nulty, Mr. de Oliveira, Mr. Geha, Mr. Mathur, and Mr. Pourkeramati) and Greenhill so that Cypress could conduct further business, operational and product-related due diligence. The parties further discussed the timing of a proposed transaction, how Cypress planned to finance the transaction and regulatory issues including potential antitrust filings in the U.S. and other jurisdictions.

Also, on May 22, 2015, representatives of ISSI, including Mr. Cobb, and Oppenheimer held a telephonic meeting with representatives of Cypress, including Mr. Trent, and Greenhill so that Cypress could conduct further due diligence and the parties discussed various finance-related due diligence topics.

Also, on May 22, 2015, representatives of ISSI, Oppenheimer and ISSI’s tax advisor held a telephonic meeting with representatives of Cypress and Greenhill so that Cypress could conduct further due diligence and the parties discussed various tax-related due diligence topics.

Also, on May 22, 2015, representatives of WSGR held a telephonic meeting with representatives of Cypress and Troutman so that Cypress could conduct further due diligence and the parties discussed various legal and litigation-related due diligence topics.

On May 26, 2015, representatives of ISSI, including Mr. Howarth and Mr. Kalakuntla, and Oppenheimer held a telephonic meeting with representatives of Cypress, including Mr. Nazarian, Mr. de Oliveira and Mr. El-Khoury, and Greenhill so that Cypress could conduct further due diligence and the parties discussed various business and strategy-related due diligence topics.

On May 27, the Strategy Committee met by telephone to discuss the status of the Cypress offer. The ISSI Board also held a telephonic meeting that day to discuss the Cypress offer including the timing of a proposed transaction, how Cypress planned to finance the transaction and regulatory issues including potential antitrust filings in the U.S. and other jurisdictions.

Also, on May 27, 2015, representatives of ISSI and Oppenheimer held a telephonic meeting with representatives of Cypress and Greenhill so that Cypress could conduct further due diligence and the parties discussed various finance-related due diligence topics.

From May 20 to May 28, 2015, ISSI and its representatives responded to questions and provided additional due diligence materials to Cypress and its representatives. As required by the Merger Agreement, ISSI provided Parent with the additional due diligence materials that were provided to Cypress and not previously provided to Parent.

On May 28, Parent delivered a proposed amendment to the Merger Agreement to ISSI to increase the purchase price from $19.25 per share to $20.00 per share (the “Purchase Price Amendment”), but that the price would revert back to $19.25 per share if the Special Meeting was not held within 10 days following the date of the proposed amendment. Following receipt of the proposed amendment, ISSI and its representatives engaged in negotiations with Parent and its representatives and, as a result of such negotiations, Parent agreed to modify the amendment to increase the purchase price to $20.00 per share and removed the price reversion mechanism, and ISSI agreed to hold the Special Meeting on June 12, 2015.

On May 28, the ISSI Board held a telephonic meeting with representatives of Oppenheimer and WSGR and considered approval of the Purchase Price Amendment. At such meeting, Oppenheimer provided its oral opinion, subsequently confirmed in writing and attached hereto as Annex C, to the ISSI Board of Directors to the effect that, as of May 28, 2015, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $20.00 per share cash merger consideration to be received by the holders of ISSI shares pursuant to the Merger Agreement as amended by the Purchase Price Amendment was fair, from a financial point of view, to such holders. After considering the proposed terms of the Purchase Price Amendment and the presentation of Oppenheimer, including the receipt of Oppenheimer’s oral opinion, the ISSI Board approved the Purchase Price Amendment in the form presented to the ISSI Board. After considering that the non-binding offer from Cypress had a lower price than the $20.00 per share provided by the Purchase Price Amendment, the ISSI Board determined that the non-binding proposal from Cypress no longer constituted, and would not be reasonably expected to lead to a Superior Proposal.

On May 29, Parent and ISSI executed the Purchase Price Amendment and ISSI made a public announcement regarding such matter and the determination of the ISSI Board with respect to the Cypress offer. ISSI notified Cypress of such matters and, as required by the Merger Agreement, ceased discussions with Cypress and terminated Cypress’ access to due diligence materials.

Later on May 29, 2015, ISSI received a revised unsolicited non-binding proposal from Cypress to acquire all of ISSI’s outstanding shares for $20.25 per share in cash. Cypress also provided comments on the draft merger agreement that it had received from ISSI counsel on May 21. Cypress made a public announcement of its offer that same day and indicated that it expect to complete its due diligence in five days.

On May 30, 2015, the ISSI Board held a telephonic meeting with representatives of Oppenheimer and WSGR to consider the revised Cypress offer. In particular, the ISSI Board received advice from representatives of Oppenheimer regarding the ability of Cypress to finance the transaction and received advice from representatives of WSGR regarding the antitrust implications of a transaction with Cypress. Representatives of WSGR advised the ISSI Board of the requirements and risks associated with obtaining antitrust clearance in the U.S. and Germany and the timing of such clearance. The ISSI Board noted that if Cypress were to acquire ISSI, the combined company would represent a very high percentage of the SRAM market in the U.S., and would be the largest supplier of SRAM to the global automotive market. Representatives of WSGR explained that there was a significant risk that the antitrust review by the U.S. Federal Trade Commission (“FTC”) or Department of Justice (“DOJ”) could take up to nine months, which would delay the closing of a transaction between Cypress and ISSI into 2016, and that there was a high possibility that the acquisition of ISSI by Cypress would not be approved by the FTC or DOJ without a divestiture of some or all of ISSI’s SRAM business, which represents up to approximately 25% of ISSI’s revenue. The ISSI Board noted that the revised Cypress offer recognized this risk and proposed a “side letter” as a solution to such risk. However, representatives of WSGR explained that the “side letter” as proposed by Cypress would not be accepted as an adequate solution by the FTC or DOJ. Despite this significant risk, the draft merger agreement delivered to ISSI by Cypress provided that the obligation of Cypress to close the transaction would be contingent on receiving all necessary antitrust approvals. Thus, as proposed by Cypress, if the antitrust approvals were not received, Cypress could walk away from the deal. The Board also discussed the status of the transaction with Uphill including the progress made with respect to the CFIUS process and the Taiwan Plan. Following discussion, the ISSI Board agreed to reconvene its meeting on May 31 to further discuss the revised Cypress offer.

On May 31, 2015, the ISSI Board held a telephonic meeting with representatives of Oppenheimer and WSGR to further consider the revised Cypress offer. At this meeting, the ISSI Board determined in good faith, after consultation with representatives of Oppenheimer and WSGR, that the Cypress offer was reasonably expected to lead to a Superior Proposal (as defined in the Merger Agreement), and that the failure to participate or engage in discussions or negotiations with Cypress and/or furnish information to Cypress would reasonably be expected to be inconsistent with its fiduciary duties to ISSI stockholders under Delaware Law. In concluding that the revised non-binding offer from Cypress was reasonably expected to lead to a Superior Proposal, the ISSI Board determined that it was reasonable to expect that Cypress would agree to take all actions necessary to receive government approvals. ISSI believes that the significant antitrust issues with the Cypress non-binding offer present a much larger risk to a successful closing than any of the regulatory matters in the Merger Agreement with Parent.

As required by the Merger Agreement, ISSI notified Parent of the determination of the ISSI Board with respect to the revised Cypress offer.

On June 1, 2015, ISSI made a public announcement of the determination of its Board and that it expected to participate or engage in further discussions or negotiations with Cypress regarding the revised offer and furnish information to Cypress in compliance with the applicable terms of the Merger Agreement. This announcement expressed ISSI’s concerns with respect to the ability of Cypress to finance the transaction and the risks of obtaining antitrust clearance. The announcement also explained that, as originally announced on March 12, 2015, ISSI continued to expect to close the transaction with Parent in the third calendar quarter of 2015.

Also, on June 1, 2015, representatives of ISSI (consisting of Mr. Lee, Mr. Howarth, Mr. Cobb and Mr. Kalakuntla) and Oppenheimer met again in person as well as telephonically with representatives of Cypress (consisting of Mr. Nazarian, Mr. Sabour, Mr. Pohland, Mr. Mathur, Ms. Joaquin and Mr. Croll, among others) and Greenhill so that Cypress could conduct further business, operational and finance-related due diligence.

On June 2, 2015, representatives of ISSI and Oppenheimer held a telephonic meeting with representatives of Cypress and Greenhill so that Cypress could conduct further due diligence and the parties discussed various intellectual property-related due diligence topics.

During the week of June 1, 2015, antitrust counsel from WSGR held four telephone conferences with antitrust counsel for Cypress to discuss the antitrust risks of the revised Cypress offer.

From May 31 to June 4, 2015, ISSI and its representatives responded to questions and provided additional due diligence materials to Cypress and its representatives. During this time, representatives of WSGR and counsel to Cypress attempted to resolve the comments that Cypress had provided on the draft merger agreement. As required by the Merger Agreement, ISSI provided Parent with the additional due diligence materials that were provided to Cypress and not previously provided to Parent.

Financing of the Merger

As a result of the execution of Amendment No. 2 and the increase in the per share merger consideration from $19.25 to $20.00, ISSI anticipates that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $700 million, as opposed to the $670 million stated on page 54 of the proxy statement. In order to finance this additional amount, simultaneously with the execution of Amendment No. 2, Parent has received a debt commitment letter from Industrial and Commercial Bank of China Ltd. (“ICBC”) pursuant to which ICBC has committed (subject to the conditions in such commitment letter) to provide Parent with a $400 million credit facility, as opposed to a $350 million credit facility as initially provided for at the time of the execution of the Merger Agreement and as described in the proxy statement. All other terms of such commitment letter remained unchanged and continue to be as described on page 55 of the proxy statement.

Reasons for the Merger and Recommendation of the Board of Directors

In connection with the execution of Amendments, the Board of Directors of ISSI continues to recommend that the stockholders of ISSI vote “FOR” the proposal to adopt the Merger Agreement. In addition to the reasons set forth in the proxy statement, the Board of Directors considered these additional reasons to adopt the Merger Agreement, which as modified by the Amendments increases the per share merger consideration from $19.25 to $20.00:

•	The financial analysis reviewed and discussed with the ISSI Board by representatives of Oppenheimer, as well as the oral opinion of Oppenheimer to the ISSI Board on May 28, 2015 (which was subsequently confirmed by delivery of a written opinion dated May 29, 2015) with respect to the fairness, from a financial point of view, of the $20.00 per share to be received by holders of ISSI common stock in the Merger, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Oppenheimer in rendering the opinion.

The foregoing factors considered by the Board of Directors of ISSI, together with information and factors contained in the proxy statement beginning on page 37 thereof, are not intended to be exhaustive but include the material factors considered by the Board of Directors of ISSI. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors of ISSI did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to such factors. In addition, the Board of Directors of ISSI did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board of Directors of ISSI conducted an overall analysis of the factors described above, including discussions with ISSI management and its financial and legal advisors. In considering the factors described above, individual members of the Board of Directors of ISSI may have given different weights to different factors.

Interests of ISSI’s Directors and Executive Officers in the Merger

In light of the increased Per Share Merger Consideration resulting from the execution of Amendment No. 2, ISSI believes it appropriate to supplement the information contained in the sections under the heading “Interests of ISSI’s Directors and Executive Officers in the Merger” beginning on page 50 of the proxy statement.

The following information is intended to replace the table set forth on the bottom of page 53 and top of page 54 of the proxy statement under the heading “Golden Parachute Compensation”:

Name	Cash (1)	Equity (2)	Pension/ NQDC (3)	Perquisites/ Benefits (4)	Total
Jimmy S. M. Lee	$111,538	$5,387,854	$1,210,788	$26,405	$6,736,585
Scott D. Howarth	439,875	4,256,880	376,772	26,967	5,100,494
John M. Cobb	340,500	3,597,510	155,899	32,321	4,126,230
Kong Yeu Han	402,746	5,394,260	370,651	26,405	6,194,062
Chang-Chaio Han	373,900	5,210,640	—	32,321	5,616,861

(1)	This amount represents (i) the “double-trigger” cash severance payments to which each named executive officer may become entitled under his Change in Control Agreement, in the following amounts: Jimmy S. M. Lee, $111,538; Scott D. Howarth, $285,000; John M. Cobb, $225,000; Kong-Yeu Han, $278,846; and Chang-Chaio Han, $250,000, plus (ii) the amount of the “single-trigger” pro-rated payment of bonus for executive bonus plan participants pursuant to the Change in Control Agreement, in the following amounts: Scott D. Howarth, $154,875; John M. Cobb, $115,500; Kong-Yeu Han, $123,900; and Chang-Chaio Han, $123,900.

(2)	This amount represents the product of (a) $20.00 per share multiplied by (b) the number of shares of ISSI common stock subject to each named executive officer’s outstanding in-the-money Company Options, Company SARs and Company RSUs (and in the case of options or stock appreciation rights, reduced by their aggregate exercise price) that are payable (i) in cancellation of vested equity awards in the Merger in the following amounts: Jimmy S. M. Lee, $3,296,678; Scott D. Howarth, $2,038,095; John M. Cobb, $2,140,412; Kong-Yeu Han, $3,657,973; and Chang-Chaio Han, $3,622,193, and (ii) that would be payable under the “double-trigger” acceleration provision of the Change in Control Agreements, assuming termination as of the closing of the Merger, in the following amounts: Jimmy S. M. Lee, $2,091,176; Scott D. Howarth, $2,218,785; John M. Cobb, $1,457,098; Kong-Yeu Han, $1,736,287; and Chang-Chaio Han, $1,588,447.
(3)	This amount equals the estimated value of distributions of vested account balances from ISSI non-qualified deferred compensation plans as follows: (i) single-trigger distribution of $1,006,131 to Jimmy S. M. Lee triggered by the Merger, and (ii) double-trigger distributions triggered by a separation from service of $204,657 to Jimmy S. M. Lee (payable in equal installments over three (3) years); $376,772 to Scott Howarth (payable in equal installments over three (3) years); $155,899 to John Cobb (payable in a lump sum); and $370,651 to Kong-Yeu Han (payable in equal installments over ten (10) years). The values in the table are based on account balances as of March 31, 2015.
(4)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer may become entitled under his Change in Control Agreement. These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.

The following information is intended to replace the section on the page 54 of the proxy statement under the heading “Equity Interests of ISSI’s Executive Officers and Non-Employee Directors”:

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of ISSI’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of June 30, 2015. The table also sets forth the values of these shares and equity awards based on the $20.00 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options and stock appreciation rights). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#)	Options Held ($)	SARs Held (#)	SARs Held ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
Jimmy S.M. Lee	1,386	27,720	245,834	3,247,054	140,000	1,110,800	51,500	1,030,000	5,415,574
Scott D. Howarth	84,240	1,684,800	180,000	2,035,800	140,000	1,110,800	55,514	1,110,280	5,941,680
John M. Cobb	54,478	1,089,560	165,000	2,127,150	83,000	665,180	40,259	805,180	4,687,070
Kong Yeu Han	63,990	1,279,800	255,000	3,614,700	109,000	871,840	45,386	907,720	6,674,060
Chang-Chaio Han	110,113	2,202,260	255,000	3,614,700	92,000	736,220	42,986	859,720	7,412,900
Paul Chien	—	—	27,500	280,950	—	—	—	—	280,950
Jonathan Khazam	10,000	200,000	31,000	344,895	—	—	—	—	544,895
Keith McDonald	3,500	70,000	31,000	344,895	—	—	—	—	414,895
Stephen Pletcher	—	—	25,923	260,228	—	—	—	—	260,228
Bruce Wooley	6,000	120,000	31,000	344,895	—	—	—	—	464,895
John Zimmerman	—	—	22,500	215,250	—	—	—	—	215,250

Taiwan Reverse Termination Fee

Prior to the execution of Amendment No. 1, the Merger Agreement provided, and the proxy statement described, (including on pages 10, 39, 64 and 81 thereof), that Parent would be obligated to pay to ISSI a reverse termination fee of $9,584,075 (the “Taiwan Reverse Termination Fee”) if the Merger Agreement

was terminated as a result of the government of Taiwan delivering written notice to ISSI or Parent that (i) it will not approve consummation of the sale of ISSI’s Taiwan subsidiaries to a bona fide, unaffiliated third party with whom Parent has agreed with respect to all material terms to sell such subsidiaries; or (ii) such sale of ISSI’s Taiwan subsidiaries would be illegal in the ROC; or (iii) it will not approve the Merger, notwithstanding such sale of ISSI’s Taiwan subsidiaries; or (iv) the Merger would be illegal in the ROC, notwithstanding such sale of ISSI’s Taiwan subsidiaries. This Taiwan Reverse Termination Fee was less than the reverse termination fee of $19,168,150 that Parent would have been obligated to pay under certain other circumstances, as more fully described in the proxy statement. Amendment No. 1 provides that all references to the Taiwan Reverse Termination Fee in the Merger Agreement are deemed null and void, and provides that Parent shall pay to ISSI the larger termination fee of $19,168,150 in all cases in which a termination fee is due and payable by Parent to ISSI, including in circumstances where the Taiwan Reverse Termination Fee would have otherwise been paid, prior to the execution of Amendment No. 1.

Taiwan Plan

Prior to the execution of Amendment No. 1, the Merger Agreement provided, and the proxy statement described, (including on pages 40 and 63 thereof), that Parent and ISSI would cooperate to formulate a plan for restructuring certain aspects of ISSI’s business in Taiwan (which we refer to herein as the “Taiwan Plan)” such that the Merger could be consummated under the Laws of the Republic of China. The Merger Agreement also provided that the actions to be taken in connection with the Taiwan Plan would only become binding upon ISSI at, and contingent upon, the consummation of the Merger. Amendment No. 1 provides that certain portions of the Taiwan Plan will be completed prior to, and not contingent upon, the consummation of the Merger, and that Parent and ISSI will each use their reasonable best efforts to implement the steps contemplated by such plan, in the case of Parent only with respect to those steps over which Parent exercises control, and in the case of each material step subject to the approval of Parent. Amendment No. 1 includes several additional covenants pursuant to which ISSI and Parent will cooperate in order to execute the Taiwan Plan.

Reimbursement of Costs and Expenses

As a result of the Amendment No. 1 obligating ISSI to implement certain portions of the Taiwan Plan prior to the consummation of the Merger, Amendment No. 1 adds a new term to the Merger Agreement whereby the parties agree that Parent and Merger Sub will, subject to certain conditions, reimburse ISSI for certain specified expenses incurred by ISSI in connection with such implementation of the Taiwan Plan, which we refer to herein as “Reimbursable Expenses”.

Amendment No. 1 provides that Parent and Merger Sub will reimburse ISSI for any Reimbursable Expenses incurred, or that will be incurred, by ISSI, up to a maximum aggregate amount of $4,000,000, if any the following occurs:

•	the Merger Agreement is terminated by mutual written agreement of ISSI and Parent;

•	the Merger Agreement is terminated by either Parent or ISSI because:

•	the Effective Time has not occurred on or before September 12, 2015, which we refer to as the “termination date,” provided that, subject to certain restrictions and conditions set forth in the Merger Agreement, the termination date may be extended up to three additional months;

•	any applicable law or order of a governmental authority in the U.S., Taiwan or the PRC has been enacted, issued or promulgated that makes the Merger illegal or has the effect of prohibiting the consummation of the Merger and such order has become final and nonappealable; or

•	the government of Taiwan has delivered written notice, which we refer to herein as the “Taiwan Rejection Notice,” to either ISSI or Parent that (i) it will not approve consummation of the sale of ISSI’s Taiwan subsidiaries to a bona fide, unaffiliated third party with whom Parent has agreed with respect to all material terms to sell such subsidiaries; or (ii) such sale of ISSI’s Taiwan subsidiaries would be illegal in the ROC; or (iii) it will not approve the Merger, notwithstanding such sale of ISSI’s Taiwan subsidiaries; or (iv) the Merger would be illegal in the ROC, notwithstanding such sale of ISSI’s Taiwan subsidiaries; or

•	the Merger Agreement is terminated by ISSI because:

•	all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), ISSI has thereafter confirmed in writing to Parent and Merger Sub that it is ready and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger on the expiration of three business days after the date the closing should have occurred; or

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding closing conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 business days following Parent’s receipt of written notice by ISSI of such breach.

Parent and Merger Sub will reimburse ISSI for 50% of any Reimbursable Expenses incurred or that will be incurred by ISSI, up to a maximum aggregate amount of $100,000, if the Merger Agreement is terminated by either Parent or ISSI due to failure of ISSI’s stockholders to adopt the Merger Agreement at the special meeting of ISSI stockholders.

ISSI has agreed not to incur or take steps reasonably likely to result in Reimbursable Expenses in excess of $4,000,000 without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The payment of the Reimbursable Expenses is in addition to, and not a substitute for, any Parent Termination Fee that Parent would otherwise be obligated to pay to ISSI pursuant to the terms of the Merger Agreement.

Release of Company Escrow Amount

Prior to the execution of Amendment No. 1, the Merger Agreement provided, and the proxy statement described (including on pages 9, 10, 40 and 81 thereof), that ISSI has placed funds for payment of the termination fee, which we refer to herein as the “Company Escrow Amount,” into an escrow account, and that the Company Escrow Amount would be held and released subject to the terms of that certain escrow agreement, dated March 25, 2015, by and among Parent, ISSI and Wells Fargo, as escrow agent. Amendment No. 1 provides that, within five business days following ISSI’s receipt of the requisite stockholder approval, the Company Escrow Amount will be released in full by the escrow agent to ISSI.

Fairness Opinion of Oppenheimer & Co. Inc.

The proxy statement, including in those sections titled “Fairness Opinion of Oppenheimer & Co. Inc.” beginning on pages 5 and 44 thereof describes the fairness opinion that Oppenheimer delivered to the Board of Directors of ISSI on March 11, 2015 in connection with the Merger Agreement. The discussion below supplements the proxy statement to describe the fairness opinion that Oppenheimer delivered to the Board of Directors in connection with the increase to the per share merger consideration as provided for in Amendment No. 2 (the two fairness opinions, taken together, the “fairness opinions”). All references to the “Merger” or the “Merger Agreement” in the following section shall be interpreted to mean such items, as amended and modified by Amendment No. 2.

ISSI engaged Oppenheimer as its financial advisor in connection with the Merger. In connection with this engagement, the ISSI Board of Directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to the Merger Agreement, as amended by Amendment No. 2, by holders of ISSI common stock. On May 28, 2015, at a meeting of the ISSI Board of Directors held to evaluate the Merger, Oppenheimer rendered to the Board of Directors an oral opinion, confirmed by delivery of a written Opinion dated May 29, 2015, to the effect that, as of that date and based on and subject to the matters described in the Opinion, the Per Share Merger Consideration to be received pursuant to the Merger Agreement, as amended by Amendment No. 2, by holders of ISSI common stock was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written Opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex S-B and is incorporated by reference in its entirety. Oppenheimer’s Opinion was provided for the use of the Board of Directors (in its capacity as such) in connection with its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other terms, aspects or implications the Merger, including, without limitation, the form or structure of the Merger or any term, aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of ISSI to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage. Oppenheimer’s Opinion should not be construed as creating any fiduciary duty on the part of Oppenheimer to any party and the Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise. This summary of Oppenheimer’s Opinion is qualified in its entirety by reference to the full text of its Opinion.

In arriving at its Opinion, Oppenheimer:

•	reviewed the Merger Agreement, a draft of Amendment No. 2 and certain related documents;

•	reviewed audited financial statements of ISSI for fiscal years ended September 30, 2012, 2013 and 2014, and unaudited financial statements of ISSI for the three months ended December 31, 2014 and March 31, 2015;

•	reviewed financial forecasts and estimates relating to ISSI prepared by the management of ISSI;

•	reviewed the historical market prices and trading volume of ISSI Common Stock;

•	held discussions with the senior management of ISSI with respect to the business and prospects of ISSI;

•	held discussions, at the direction of ISSI, with selected third parties to solicit indications of interest in a possible acquisition of all or a portion of ISSI;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating ISSI;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of the future cash flows of ISSI based on financial forecasts and estimates prepared by the management of ISSI;

•	reviewed other public information concerning ISSI; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its Opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by ISSI and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to ISSI referred to above, Oppenheimer assumed, at the direction of the management of ISSI, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of ISSI as to the future financial condition and operating results of ISSI. At the direction of representatives of ISSI, Oppenheimer also assumed that the final terms of Amendment No. 2 would not vary materially from those set forth in the draft reviewed by Oppenheimer. Oppenheimer also assumed, with the consent of ISSI, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ISSI or the Merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ISSI.

Oppenheimer expressed no opinion as to the underlying valuation, future performance or long term viability of ISSI or the price at which ISSI Common Stock will trade at any time. Oppenheimer expressed no view as to, and its Opinion did not address, any terms or other aspects or implications of the Merger (other than the Per Share Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of ISSI, or class of such persons, relative to the Per Share Merger Consideration. In addition, Oppenheimer expressed no view as to, and its Opinion did not address, the underlying business decision of ISSI to proceed with or effect the Merger nor did its Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage.

Oppenheimer is not a legal, tax, regulatory or accounting advisor and relied on the assessments made by the Company and its advisors with respect to such issues. Oppenheimer’s Opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s Opinion did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters. Oppenheimer’s Opinion was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and can be evaluated by Oppenheimer on the date thereof. It should be understood that, although subsequent developments may affect its Opinion, Oppenheimer did not have any obligation to update, revise or reaffirm the Opinion.

This summary is not a complete description of Oppenheimer’s Opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its Opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and Opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its Opinion, many of which were beyond ISSI’s control. No company, business or transaction used in the analyses was identical to ISSI or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between ISSI and Parent and was approved by the ISSI Board of Directors. The decision to enter into the Merger Agreement was solely that of the ISSI Board of Directors. Oppenheimer’s Opinion and financial analysis were only one of many factors considered by the ISSI Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the ISSI Board of Directors or management with respect to the Merger or the consideration payable in the Merger.

The following is a summary of the material financial analyses reviewed with the ISSI Board of Directors in connection with the Opinion dated May 29, 2015. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis. Oppenheimer reviewed publicly available financial information of fifteen selected publicly traded companies, which are providers of semiconductors, memory, analog and mixed signal integrated circuits.

Oppenheimer reviewed, among other things, (a) enterprise values of the selected companies, calculated as fully-diluted equity values based on closing stock prices on May 26, 2015 plus debt, less cash and cash equivalents, as multiples of calendar years 2014 and 2015 (i) estimated revenue and (ii) estimated earnings before interest, taxes, depreciation and amortization as adjusted for non-cash compensation expense and one-time, non-recurring items, referred to as Adjusted EBITDA, and (b) equity values for the selected companies, as multiples of calendar years 2014 and 2015 estimated earnings per share, or EPS. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The list of selected companies, related multiples, and resultant medians, are set forth below:

Company	Enterprise Value/Revenue		Enterprise Value/ Adjusted EBITDA (1)		P/E Multiples
	CY2014A	CY2015E	CY2014A	CY2015E	CY2014A	CY2015E
Winbond Electronics Corp.	1.0x	0.9x	4.5x	3.2x	12.0x	7.2x
Lattice Semiconductor Corporation	2.4x	1.8x	11.5x	10.7x	15.1x	18.3x
Richtek Technology Corp.	1.9x	1.7x	10.3x	9.8x	17.4x	17.3x
Macronix International Co. Ltd.	1.4x	1.3x	NM	16.9x	NEG	NEG
Applied Micro Circuits Corporation	2.4x	2.8x	NM	NEG	NEG	NEG
Exar Corp.	3.1x	2.6x	17.7x	14.4x	NM	21.8x
IXYS Corp.	0.8x	0.8x	6.8x	6.6x	23.5x	11.8x
Pericom Semiconductor Corp.	1.2x	1.1x	7.1x	7.1x	22.3x	18.5x
Sigma Designs, Inc.	1.0x	0.9x	9.5x	7.5x	NEG	NM
Etron Technology, Inc.	0.9x	0.8x	NM	NM	NM	NM
DSP Group Inc.	1.1x	1.0x	16.1x	15.5x	NM	NM
GSI Technology Inc.	0.8x	0.8x	NEG	NEG	NEG	NM
Anadigics, Inc.	0.7x	0.8x	NEG	NEG	NEG	NEG
O2Micro International Ltd.	NM	NM	NM	NM	NEG	NEG
Ikanos Communications, Inc.	0.5x	0.4x	NEG	NEG	NEG	NEG
Median	1.0x	1.0x	9.9x	9.8x	17.4x	17.8x

(1)	EBITDA adjusted for non-cash compensation and one-time, non-recurring items.

“NM” denotes not meaningful.

“NEG” denotes negative.

Oppenheimer then applied selected ranges of calendar year 2014 and calendar year 2015 estimated (i) revenue multiples of 0.9x to 1.2x and 0.8x to 1.1x, respectively, and (ii) Adjusted EBITDA multiples of 8.4x to 11.4x and 8.3x to 11.3x, respectively, derived from the selected companies to corresponding data of ISSI. In each case, the ranges were arrived at by adding/subtracting 15% from the resultant median. Financial data of ISSI were based on ISSI’s public filings, internal estimates of ISSI management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for ISSI of (i) $292.6 million to $395.9 million and $294.5 million to $398.4 million, based on the selected calendar year 2014 and calendar year 2015 revenue multiples, respectively, and (ii) $326.9 million to $442.3 million and $392.5 million to $531.0 million, based on calendar year 2014 and calendar year 2015 Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $4.4 million and cash of $135.6 million, in each case, as of March 31, 2015 and (ii) diluted shares outstanding using the treasury stock method, and based on applying EPS selected multiples of 14.8x to 20.1x and 15.1x to 20.5x calendar year 2014 and calendar year 2015 earnings of ISSI, respectively, as derived from the selected companies analysis. These calculations yielded the following per share equity value ranges:

	Per Share Equity Value
	Low	High
Revenue
CY 2014A	$12.70	$15.60
CY 2015E	$12.75	$15.67
Adjusted EBITDA
CY 2014A	$13.66	$16.90
CY 2015E	$15.50	$19.38
Adjusted EPS
CY 2014A	$12.77	$17.28
CY 2015E	$17.41	$23.56

From these calculations Oppenheimer selected the following implied per Share equity reference range for ISSI, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.93 to $1.00, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$15.06 –$19.06	$20.00

Selected Precedent Transactions Analysis. Oppenheimer reviewed, to the extent publicly available, financial information relating to fourteen selected transactions, which transactions involve companies that are providers of semiconductors, memory, analog and mixed signal integrated circuits

Oppenheimer reviewed enterprise values, calculated as the purchase prices paid for the target companies’ equity in the selected transactions plus the target companies’ debt, less cash and cash equivalents, (i) as multiples of such target companies’ latest 12 months for which financial information was available at the time of announcement, or LTM, revenue and LTM Adjusted EBITDA and (ii) as multiples of such target companies’ next twelve months immediately following LTM, or NTM, revenue and NTM Adjusted EBITDA. Financial data of the selected transactions were based on research analysts’ estimates, public filings and other information publicly available (at the announcement of the applicable transaction).

The list of selected transactions, enterprise values, related multiples, and the resultant medians are set forth below:

Announced	Acquirer	Target	Enterprise Value (in millions)	Enterprise Value /		Enterprise Value /
				LTM Revenue	LTM Adj. EBITDA(1)	NTM Revenue	NTM Adj. EBITDA(1)
30-Apr-15	Hua Capital Management Co., Ltd.	OmniVision Technologies, Inc.	$1,325.2	0.9x	7.8x	1.0x	10.2x

3-Feb-15	MaxLinear, Inc.	Entropic Communications, Inc.	$181.2	0.9x	NEG	1.0x	17.6x

27-Jan-15	Lattice Semiconductor Corporation	Silicon Image, Inc.	$453.5	1.8x	13.0x	2.0x	17.0x

1-Dec-14	Cypress Semiconductor Corporation	Spansion Inc.	$1,855.5	1.5x	12.3x	1.5x	9.0x

27-Apr-14	Exar Corp.	Integrated Memory Logic Limited	$93.4	1.5x	6.7x	1.3x	5.8x

24-Feb-14	RF Micro Devices Inc.	TriQuint Semiconductor, Inc.	$1,514.6	1.7x	7.7x	1.6x	5.5x

21-Oct-13	Microsemi Corporation	Symmetricom Inc.	$243.3	1.2x	NM	1.2x	14.3x

26-Dec-12	Diodes Incorporated	BCD Semiconductor	$128.0	0.9x	8.9x	0.8x	5.3x

12-Jun-12	Cypress Semiconductor Corporation	Ramtron International Corp.	$121.1	1.8x	12.5x	1.7x	8.2x

8-Sep-10	Zoran Corporation	Microtune, Inc.	$77.6	0.8x	NM	0.7x	9.1x

3-Feb-10	Microchip Technology Inc.	Silicon Storage Technology, Inc.	$170.3	0.7x	NM	0.7x	6.9x

14-Dec-09	ON Semiconductor Corp.	California Micro Devices Corp.	$67.3	1.7x	NM	1.4x	NM

7-Dec-09	IXYS Corp.	Zilog, Inc.	$26.4	0.8x	NM	0.8x	NM

27-Apr-09	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation	$74.7	0.9x	9.6x	0.8x	6.9x

17-Jul-08	ON Semiconductor Corp.	Catalyst Semiconductor, Inc.	$75.8	1.0x	15.8x	1.0x	14.2x
		Median		1.0x	9.6x	1.0x	9.0x

(1)	EBITDA adjusted for non-cash compensation and one-time, non-recurring items.

“NM” denotes not meaningful.

“NEG” denotes negative.

Oppenheimer then selected (i) ranges of LTM revenue and LTM Adjusted EBITDA multiples of 0.8x to 1.1x and 8.2x to 11.0x, respectively, derived from the selected transactions and applied to ISSI’s LTM revenue (as of December 31, 2014) and LTM Adjusted EBITDA (ii) ranges of NTM revenue and NTM Adjusted EBITDA multiples of 0.9x to 1.2x and 7.7x to 10.4x, respectively, derived from the selected transactions and applied to ISSI’s NTM revenue (as of December 31, 2014) and NTM Adjusted EBITDA. In each case, the ranges were arrived at by adding/subtracting 15% from the resultant median. Financial data of ISSI were based on ISSI’s public filings, internal estimates of ISSI management, and calculations based on such estimates. This analysis resulted in low to high enterprise value ranges for ISSI of (i) $280.6 million to $379.6 million and $316.0 million to $427.6 million, based on the selected LTM revenue and LTM Adjusted EBITDA multiples, respectively, and (ii) $324.8 million to $439.4 million and $361.5 million to $489.1 million, based on the selected NTM revenue and NTM Adjusted EBITDA multiples, respectively. Oppenheimer then calculated implied per share equity values based on (i) debt of $4.4 million and cash of $135.6 million, in each case, as of March 31, 2015 and (ii) diluted shares outstanding using the treasury stock method. These calculations yielded the following per share equity value ranges:

	Per Share Equity Value
	Low	High
LTM Revenue	$12.36	$15.14
LTM Adjusted EBITDA	$13.36	$16.48
NTM Revenue	$13.60	$16.81
NTM Adjusted EBITDA	$14.63	$18.21

From these calculations Oppenheimer selected the following implied per Share equity reference range for ISSI, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.93 to $1.00, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$14.42 –$17.66	$20.00

Discounted Cash Flow Analysis. Oppenheimer conducted an illustrative discounted cash flow analysis, which is designed to imply a potential value of ISSI by calculating the estimated present value of the standalone after-tax free cash flows that ISSI was forecasted to generate during the calendar year ending December 31, 2015 through the calendar year ending December 31, 2019, using an end-of-year discounting convention. For purposes of this analysis, stock-based compensation was treated as a cash expense. Oppenheimer calculated terminal values for ISSI by applying to ISSI’s estimated calendar year 2019 adjusted EBITDA a selected range of terminal value adjusted EBITDA multiples of 8.0x to 9.5x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.2% to 14.2%, which were based on an estimated weighted average cost of capital, using the capital asset pricing model, together with an equity size premium. This analysis indicated the following approximate implied per share equity reference range for ISSI Common Stock, which includes the present value of the expected proceeds from ISSI’s future sale of shares of Nanya Technology Corporation of approximately $0.92 to $0.99, as compared to the Per Share Merger Consideration.

Implied Per Share Equity Reference Range	Per Share Merger Consideration
$17.33 –$22.14	$20.00

Other Factors. Oppenheimer also noted certain additional factors that were not considered part of Oppenheimer’s financial analyses with respect to its Opinion but were referenced for informational purposes, including, among other things, the following:

•	premiums paid in 123 selected transactions involving public targets with transaction values of between $100 million and $1,000 million, in the technology (or related) industry, announced after January 1, 2010 and successfully closed; Oppenheimer applied to the closing prices of shares of ISSI Common Stock for the one-day, one-week and one-month periods ended on March 11, 2015 a selected range of premiums derived from the 25th to 75th percentiles of the implied premiums in such transactions, which indicated an average implied per share equity reference range for ISSI of approximately $16.15 to $20.67 per share; and

•	historical trading prices of shares of ISSI Common Stock during the 52-week period ended on March 11, 2015, noting that the overall low to high range of closing prices of shares of ISSI Common Stock during such period was $11.03 to $17.56 per Share.

Miscellaneous

In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of ISSI for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ISSI selected Oppenheimer to act as its financial advisor in connection with the Merger based on Oppenheimer’s reputation and experience. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s Opinion was approved by an authorized committee of Oppenheimer.

ISSI has entered into a written agreement with Oppenheimer which provides for ISSI to pay Oppenheimer for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $10.6 million, $700,000 of which was payable in connection with Oppenheimer’s delivery of its fairness opinions and approximately $9.9 million of which is contingent upon consummation of the Merger. During the two-year period prior to the date of Oppenheimer’s Opinion, no material investment banking, financial services or other commercial services were provided by Oppenheimer or any of their affiliates to ISSI for which Oppenheimer received fees.

Other than as described above, the terms of the Merger Agreement, as described in the proxy statement filed by ISSI with the SEC on April 27. 2015, remain unchanged and in effect. ISSI encourages this supplement to the proxy statement to be read in conjunction with such proxy statement. If you have any questions concerning the Merger, the Special Meeting or this supplement to the proxy statement , please contact ISSI’s Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this supplement to the proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this supplement to the proxy statement, except for any information superseded by information in this supplement to the proxy statement or incorporated by reference subsequent to the date of this supplement to the proxy statement. This supplement to the proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ISSI filings with the SEC are incorporated by reference:

•	ISSI’s definitive proxy statement on Form 14-A, filed on April 27, 2015;

•	ISSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed on December 11, 2015, as amended by ISSI’s Form 10-K/A filed on January 27, 2015;

•	ISSI’s Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2014 and March 31, 2015; and

•	ISSI’s Current Reports on Form 8-K filed on January 27, 2015, March 12, 2015, April 22, 2015, April 29, 2015 and May 29, 2015.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this supplement to the proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Integrated Silicon Solution, Inc.

Attn: Corporate Secretary

1623 Buckeye Drive

Milpitas, CA 95035

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.ISSI.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

Annex S-A-1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of April 28, 2015, is made by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into, and Acquisition Sub has signed a Joinder Agreement joining itself to, that certain Agreement and Plan of Merger, dated as of March 12, 2015 (the “Merger Agreement”);

WHEREAS, the Company, Acquisition Sub and Parent desire to amend the Agreement to address certain matters that have arisen since the date of execution of the Agreement and to make the other changes set forth herein, all as more fully set forth herein; and

WHEREAS, Section 9.13 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by or on behalf of each of Parent, Acquisition Sub and the Company;

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2. Amendment to Article 1 of the Agreement. Article 1 of the Agreement shall be amended as follows:

(a) A new defined term, “Reimbursable Expenses,” is hereby inserted following the definition of “Registered Intellectual Property Rights” as follows:

“‘Reimbursable Expenses’ shall mean any and all reasonable costs and expenses, including any and all Taxes (including any withholding Taxes) imposed on or with respect to the Company or its Affiliates and any costs and expenses relating to such Taxes (including third-party advisors’ fees) and any losses, liabilities or damages relating or attributable to the utilization, limitation or loss of any Tax asset or attribute of the Company or its Affiliates, incurred by the Company or its Subsidiaries prior to any termination of this Agreement or that will be incurred by the Company or its Subsidiaries after any termination of this Agreement as a result of actions taken prior to any termination of this Agreement and that cannot reasonably be mitigated or avoided, in connection with, arising from, related to or as a result of, (i) the implementation or effectuation of the Taiwan Plan as contemplated by this Agreement or (ii) the receipt by the Company of such Reimbursable Expenses pursuant to Section 6.2(h)(vi).”

S-A-1-1

3. Amendments to Article 6 of the Agreement.

(a) Section 6.2(h)(i) of the Merger Agreement is hereby amended by deleting such section in its entirely and replacing it with the following:

“Parent and the Company agree that, following the date hereof, they will cooperate in good faith to formulate a detailed plan providing for the restructuring of certain aspects of the Company and its Subsidiaries’ business in accordance with Schedule 6.2(h) (as it may be agreed by the parties hereto and attached to this Agreement after the date hereof) pursuant to which the Merger would be permitted to be consummated under the Laws of the Republic of China (the “Taiwan Plan”). The Taiwan Plan may, to the extent required, provide for, without limitation, (i) the divestiture or disposition of certain assets (including Subsidiaries) of the Company, (ii) the negotiation, execution and performance of acquisition agreements with third parties to acquire such assets (including pursuant to the Taiwan Divestiture, as described below), (iii) the transfer or reassignment of certain employees and/or independent contractors of the Company and its Subsidiaries, and (iv) the reclassification of certain industry codes of the Company or its Subsidiaries pursuant to the Laws of the Republic of China as described on Schedule 6.2(h); provided that any such actions shall become binding on the Company no earlier than, and contingent upon, the consummation of the Merger, other than those particular portions of the Taiwan Plan as described on Schedule 6.2(h) (the “Pre-Closing Taiwan Restructuring”), the effectuation of which shall not be contingent upon the consummation of the Merger, but rather shall be effectuated prior to the Closing in accordance with and subject to the terms and conditions of this Agreement (as amended from time to time), including the following paragraphs, and such schedule.

Once the Pre-Closing Taiwan Restructuring is agreed to by Parent and the Company, Parent shall use its reasonable best efforts to implement the steps contemplated by the Pre-Closing Taiwan Restructuring over which Parent exercises control and the Company shall use its reasonable best efforts to cooperate with Parent and to implement the steps contemplated by the Pre-Closing Taiwan Restructuring, in the case of each material step to the extent approved by Parent, in order to ensure that the Taiwan Plan can be fully effectuated as soon as practicable. The Company shall (i) keep Parent reasonably informed on a current basis of the Company’s efforts in connection with the Taiwan Plan and the Pre-Closing Taiwan Restructuring, (ii) consult with Parent regularly regarding and in any event prior to implementing any material step of, or taking any material action in connection with, the Taiwan Plan and the Pre-Closing Taiwan Restructuring (including providing Parent with an opportunity to review any definitive agreement implementing any material step of, or material action in connection with, the Taiwan Plan and the Pre-Closing Taiwan Restructuring reasonably in advance of its execution), (iii) respond promptly to Parent’s questions in regard thereto, and (iv) give Parent reasonable notice of all material actions in connection therewith. Except as provided in this Agreement, neither Parent nor its Representatives shall be deemed to or permitted to exercise control over the Taiwan Plan as proposed to be implemented pursuant to this Amendment. Neither the Company nor Parent shall be permitted, without the prior consent of the other party, to make any material changes to the Taiwan Plan (including the Pre-Closing Taiwan Restructuring) as proposed to be implemented pursuant to this Agreement.

Notwithstanding anything herein to the contrary, or any other agreement with respect to the Pre-Closing Taiwan Restructuring, neither the Company nor any of its Affiliates shall, without first obtaining Parent’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, enter into any definitive agreement for, or otherwise resolve to do, or effect, with any third party, any sale, license, termination, assignment, contribution, transfer, subcontract, or other divestiture or disposition of, or any purchase or other acquisition of, any assets, liabilities or businesses or any employees or consultants of, or any merger, business combination or other extraordinary corporate transaction involving, the Company or any of its Affiliates.”

S-A-1-2

(b) Section 6.2(h) of the Merger Agreement is hereby amended by adding the following Section 6.2(h)(vi) immediately following Section 6.2(h)(v) therein:

“(vi) Each of Parent and Acquisition Sub acknowledges and agrees that, in the event this Agreement is terminated pursuant to (A) Article VIII (except for terminations pursuant to Section 8.1(b)(iii), Section 8.1(d), Section 8.1(e) or Section 8.1(f)), Parent and Acquisition Sub shall, on a joint and several basis, reimburse the Company for and hold the Company harmless against any Reimbursable Expenses incurred or that will be incurred in accordance with and subject to the terms of this Agreement, to a maximum aggregate amount of $4,000,000 and (B) Section 8.1(b)(iii), Parent and Acquisition Sub shall, on a joint and several basis, reimburse the Company for and hold the Company harmless against 50% of any Reimbursable Expenses incurred or that will be incurred in accordance with and subject to the terms of this Agreement, to a maximum aggregate amount of $100,000 of reimbursement. The Company acknowledges and agrees that the Company and its Affiliates shall not incur or take steps reasonably likely to result in Reimbursable Expenses in excess of, in the aggregate with all other Reimbursable Expenses, $4,000,000 without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).”

(c) Section 6.17(a)(i) of the Merger Agreement is hereby amended by deleting such section in its entirely and replacing it with the following:

“Promptly after the date hereof, and in any case within twenty (20) Business Days after the date hereof, the Company shall cause an amount in cash equal to the Termination Fee (such deposited amount plus any Additional Termination Fee deposited pursuant to this Section 6.17(a), the “Company Escrow Amount”) to be deposited in the Company Escrow Account in the United States with Wells Fargo Bank, National Association, as escrow agent (the “Company Escrow Agent”), which amount shall be held and released by the Company Escrow Agent, subject to the terms of an escrow agreement, which shall be in the form attached hereto as Annex B (the “Company Escrow Agreement”), as collateral and security for the payment of the Termination Fee pursuant to Section 8.3(b). Within five (5) Business Days following the Company’s receipt of the Requisite Stockholder Approval, the Company Escrow Amount shall be released in full by the Company Escrow Agent to the Company, and the Company and Parent shall take all reasonable and necessary actions to effect such release.”

4. Amendments to Article 8 of the Agreement.

(a) Section 8.2 of the Merger Agreement is hereby amended by deleting subclause (a) of the second sentence thereof in its entirety and replacing it with the following:

“(a) for (i) the terms of Section 6.6 and (ii) any reimbursement obligations of Parent contained in Section 6.2(h)(vi), and any indemnification or reimbursement obligations of Parent contained in Section 6.15(a) and the last sentence of Section 6.16(a) (solely with respect to Parent’s expense reimbursement obligations contained in the last sentence of Section 6.16(a)), this Section 8.2, Section 8.3 and Article IX, in the case of the foregoing clauses (i) and (ii), each of which shall survive the termination of this Agreement”

(b) Section 8.3(c)(iv) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h), Parent shall pay to the Company the Reverse Termination Fee within two (2) Business Days after demand by the Company.”

(c) Section 8.3(c)(v) of the Merger Agreement is hereby amended by deleting subclause (y) thereof in its entirety and replacing it with the following:

“(y) Parent shall also be obligated with respect to Section 8.3(e) and any indemnification or reimbursement obligations contained in Section 6.2(h)(vi), Section 6.15(a) and in the last sentence of Section 6.16(a)”

S-A-1-3

5. Taiwan Reverse Termination Fee. The entire Merger Agreement is hereby amended such that all references to the Taiwan Reverse Termination Fee are deemed null and void, and such that any provision or section of the Merger Agreement which makes reference to, or otherwise distinguishes between, the Reverse Termination Fee and the Taiwan Reverse Termination Fee, shall be deemed to be making reference solely to the Reverse Termination Fee.

6. Acknowledgment of Pre-Closing Taiwan Restructuring. Parent and the Company each hereby acknowledges and agrees that Schedule 6.2(h) attached to this Amendment shall be attached to the Merger Agreement as Schedule 6.2(h) thereto and thereby (except as specified therein) constitute the Pre-Closing Taiwan Restructuring. Parent acknowledges that the Company may undertake all reasonable actions necessary to consummate the Pre-Closing Taiwan Restructuring, pursuant to and, in each case, solely to the extent in accordance with and subject to, the terms of this Amendment and the Merger Agreement (including the consultation, notice, approval and other requirements and terms of Section 6.2(h)(i) of the Merger Agreement, as amended hereby), and that such undertaking, to the extent so effected, shall not constitute a breach of Section 5.1 of the Merger Agreement.

7. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Amendment at law or equity, including without limitation those remedies contemplated by Section 9.8 of the Merger Agreement.

10. Assignment. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Amendment to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

S-A-1-4

11. Amendment. Subject to applicable Law and subject to the other provisions of this Amendment, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that the Merger Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Amendment that requires the approval of such Company Stockholders under Delaware Law without such approval.

12. Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable and (b) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Amendment shall not constitute a waiver of such right.

14. Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

16. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

S-A-1-5

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Jimmy Lee
Name: Jimmy Lee
Title: Executive Chairman

PARENT:

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name: Xu Wei
Title: Executive Director

ACQUISITION SUB:

INDIGO ACQUISITION SUB

By:	/s/ Xu Wei
Name: Xu Wei
Title: Chairman

S-A-1-6

Annex S-A-2

EXECUTION VERSION

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to the Agreement and Plan of Merger (this “Amendment”), dated as of May 29, 2015, is made by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into, and Acquisition Sub has signed a Joinder Agreement joining itself to, that certain Agreement and Plan of Merger, dated as of March 12, 2015, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 28, 2015 (as amended by Amendment No. 1, the “Agreement”);

WHEREAS, the Company, Acquisition Sub and Parent desire to further amend the Agreement to address certain matters that have arisen since the date of execution of the Agreement and to make the other changes set forth herein, all as more fully set forth herein;

WHEREAS, contemporaneous with the execution of this Amendment, the Lender has executed an amendment to the Bank Letter that provides that the Lender will fund the amounts required in order to enable Parent to consummate the transactions contemplated by the Agreement, as modified by this Amendment (the “Amended Bank Letter”); and

WHEREAS, Section 9.13 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by or on behalf of each of Parent, Acquisition Sub and the Company.

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

17. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

18. Amendment to Merger Consideration. The Agreement is hereby amended such that the “Merger Consideration” is defined to be equal to $20.00 per share and the second “WHEREAS” clause in the Agreement is hereby amended by replacing “$19.25” with “$20.00”.

19. Company Stockholder Meeting. Contemporaneously with the execution of this Amendment, the Company is rescheduling the Company Stockholder Meeting to be held on June 12, 2015. Subject to the terms of the Agreement, the Company shall (i) hold the Company Stockholder Meeting on such date and (ii) solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at such Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant Section 6.5(c) of the Agreement, use its reasonable best efforts to secure the Requisite Stockholder Approval on such date at such Company Stockholder Meeting.

20. Superior Proposal. The Company represents and warrants to Parent and Acquisition Sub that the Company Board has determined that the current proposal of Cypress Semiconductor Corporation (“Cypress”) to acquire all of the Company’s common stock at a price of $19.75 per share no longer constitutes nor is reasonably expected to lead to a Superior Proposal. Accordingly, the Company shall immediately take with respect to Cypress and such proposal the actions contemplated by Section 5.2(a) of the Agreement.

S-A-2-1

21. Financing. For the avoidance of doubt, all references in the Agreement to the Bank Letter shall be deemed references to the Amended Bank Letter, all references to the Commitment Letters shall be deemed to include the Amended Bank Letter and all references to the Debt Financing and the Financing shall be deemed to include the funding of the amounts contemplated by the Amended Bank Letter.

22. Press Release. As promptly as practicable after (and in any event no later than the first Business Day after the date of) the execution of this Amendment, the Company shall disseminate a press release announcing, among other things, the execution and delivery of this Amendment in substantially the form attached hereto as Schedule A.

23. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.

24. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

25. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Amendment at law or equity, including without limitation those remedies contemplated by Section 9.8 of the Agreement.

26. Assignment. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Amendment to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

S-A-2-2

27. Amendment. Subject to applicable Law and subject to the other provisions of this Amendment, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that the Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Amendment that requires the approval of such Company Stockholders under Delaware Law without such approval.

28. Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable and (b) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Amendment shall not constitute a waiver of such right.

29. Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

30. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

31. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

S-A-2-3

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Scott Howarth
Name: Scott Howarth
Title: Chief Executive Officer

PARENT:

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name: Xu Wei
Title: Executive Director

ACQUISITION SUB:

INDIGO ACQUISITION SUB

By:	/s/ Xu Wei
Name: Xu Wei
Title: President

S-A-2-4

Annex S-B

May 29, 2015

The Board of Directors

Integrated Silicon Solution, Inc.

1623 Buckeye Dr.

Milpitas, CA 95035

Dear Board of Directors:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Integrated Silicon Solution, Inc. (“ISSI”) as to the fairness, from a financial point of view, to the holders of common stock, $0.001 per share, of ISSI (“ISSI Common Stock”), of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of March 12, 2015, by and between Uphill Investment Co. (“Parent”) and ISSI, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 28, 2015 and as amended by Amendment No. 2 to the Agreement and Plan of Merger dated as of May 29, 2015 (“Amendment No. 2”), by and among Parent, Indigo Acquisition Sub (“Merger Sub”) and ISSI (as so amended, the “Agreement”). The Agreement provides for, among other things, the merger of Merger Sub with and into ISSI (the “Merger”) pursuant to which each outstanding share of ISSI Common Stock will be converted, subject to certain exceptions, into the right to receive $20.00 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

a)	reviewed the Agreement, draft dated May 27, 2015 of Amendment No. 2 and certain related documents;

b)	reviewed audited financial statements of ISSI for fiscal years ended September 30, 2012, 2013 and 2014, and unaudited financial statements of ISSI for the three months ended December 31, 2014 and March 31, 2015;

c)	reviewed financial forecasts and estimates relating to ISSI prepared by the management of ISSI;

d)	reviewed the historical market prices and trading volume of ISSI Common Stock;

e)	held discussions with the senior management of ISSI with respect to the business and prospects of ISSI;

f)	held discussions, at the direction of ISSI, with selected third parties to solicit indications of interest in a possible acquisition of all or a portion of ISSI;

g)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating ISSI;

h)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

i)	analyzed the estimated present value of the future cash flows of ISSI based on financial forecasts and estimates prepared by the management of ISSI;

j)	reviewed other public information concerning ISSI; and

k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

S-B-1

The Board of Directors

Integrated Silicon Solution, Inc.

May 29, 2015

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by ISSI and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to ISSI referred to above, we have assumed, at the direction of the management of ISSI, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of ISSI as to the future financial condition and operating results of ISSI. At the direction of representatives of ISSI, we also assumed that the final terms of Amendment No. 2 will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with the consent of ISSI, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ISSI or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ISSI.

We are not expressing any opinion as to the underlying valuation, future performance or long term viability of ISSI or the price at which ISSI Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of ISSI, or class of such persons, relative to the Merger Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of ISSI to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for ISSI or the effect of any other transaction in which ISSI might engage.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by the Company and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to ISSI in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade securities of ISSI for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

S-B-2

The Board of Directors

Integrated Silicon Solution, Inc.

May 29, 2015

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of ISSI Common Stock. This Opinion is for the use of the Board of Directors of ISSI in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/ Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

S-B-3